Exhibit 99.1

Max and Harbor Point Shareholders Overwhelmingly Approve Merger of Equals

Alterra will have greater scale and enhanced financial strength with a diversified and balanced book of business

HAMILTON, Bermuda, April 29, 2010 ¯ Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) (“Max”) and Harbor Point Limited, a privately held company (“Harbor Point”), today announced that their respective shareholders have voted in favor of all proposals necessary to consummate a merger of equals of Max and Harbor Point. Completion of the transaction is contingent upon regulatory approvals and certain customary conditions and is expected to occur in the second quarter of 2010.

Upon closing, the combined company will be renamed and rebranded as Alterra Capital Holdings Limited (“Alterra”) and will trade on the NASDAQ Global Select market under the symbol ALTE and on the Bermuda Stock Exchange under the symbol ALTE.BH.

Pursuant to the terms of the amalgamation agreement, holders of Harbor Point common shares will receive a fixed exchange ratio of 3.7769 Max common shares for each Harbor Point common share. In addition, both Max and Harbor Point intend for the Alterra board of directors to declare a special cash dividend of $2.50 per share following closing to all shareholders of Alterra (approximately $300 million in total).

Following the close of the transaction, W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max will become President and Chief Executive Officer of Alterra and serve as a member of Alterra’s board of directors, while John R. Berger, Director, Chief Executive Officer and President of Harbor Point will become Chief Executive Officer of Reinsurance for Alterra and Vice Chairman of Alterra’s board. Mr. Berger will also chair the board’s underwriting committee. Michael O’Reilly, Chairman of Harbor Point’s board of directors and former Vice Chairman and Chief Financial Officer of The Chubb Corporation, will become Alterra’s non-executive Chairman.

Mr. Becker said, “We are delighted that both Max and Harbor Point shareholders have recognized the significant benefits of bringing together these two great companies. We believe that Alterra will come out of the gate as a dynamic, financially strong, global company with approximately $3 billion of capital, and established and profitable insurance and reinsurance underwriting platforms in major markets worldwide. With this firm foundation, we will be well positioned to grow our company opportunistically, and will have greater flexibility to manage capital with a view to providing shareholders with enhanced returns.”

Mr. Berger said, “With shareholder approvals now received, we are close to making our shared vision for Alterra a reality. We expect that, upon closing, Alterra will be ready to integrate quickly and provide seamlessly the same first class service and balanced risk-taking that our clients and business partners have come to expect.”

Additional information about the amalgamation, including the March 3, 2010 announcement press release and a related investor presentation, are posted on the websites of Max and Harbor Point, at www.maxcapgroup.com and www.harborpoint.com, respectively.

About Max Capital Group Ltd.
Operating from offices in Bermuda, Ireland, the U.S., Latin America, and at Lloyd’s, Max Capital Group Ltd. is a global enterprise dedicated to providing diversified specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers, and life and health insurers.

About Harbor Point Limited
Harbor Point Limited is a Bermuda-based holding company with property and casualty reinsurance operations in Bermuda, the U.S. and the UK.

Cautionary Note Regarding Forward-Looking Statements

This press release may include forward-looking statements, with respect to Max and Harbor Point and their industry, that reflect its current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and you should not place undue reliance on any such statements.

Max and Harbor Point believe that these factors include, but are not limited to, the following: (1) the adequacy of loss reserves and the need to adjust such reserves as claims develop over time; (2) the failure of any of the loss limitation methods employed; (3) the effects of emerging claims and coverage issues; (4) changes in general economic conditions, including changes in capital and credit markets; (5) the effect of competition and cyclical trends, including with respect to demand and pricing in the insurance and reinsurance markets; (6) any lowering or loss of financial ratings; (7) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding expectations; (8) the loss of business provided to Max or Harbor Point by their major brokers; (9) the effect on each of Max’s and Harbor Point’s investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; (10) tax and regulatory changes and conditions; (11) the integration of Max and Harbor Point or new business ventures Max may enter into; and (12) retention of key personnel, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in Max’s most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Max or Harbor Point will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Max, Harbor Point or their business or operations. Neither Max nor Harbor Point undertakes any obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SOURCE: Max Capital Group Ltd. and Harbor Point Limited

Max Capital Group Ltd.
Susan Spivak Bernstein, 1-212-898-6640
Senior Vice President
susan.spivak@maxcapservices.com
or
Kekst and Company
Roanne Kulakoff or Peter Hill, 1-212-521-4800
roanne-kulakoff@kekst.com / peter-hill@kekst.com
or
Harbor Point Limited
Gayle Gorman, 1-441-294-6743
Senior Vice President
gayle.gorman@harborpoint.bm
or
Kekst and Company
Sofia Mata-Leclerc, 1-212-521-4800
sofia-mata@kekst.com